Exhibit 99.1
Macy’s, Inc. Reports Fourth Quarter and Full-Year 2022 Results

Q4 2022 comparable sales down 3.3% on an owned basis and down 2.7% on an owned-plus-licensed basis; FY 2022 comparable sales up 0.3% on an owned basis and up 0.6% on an owned-plus-licensed basis

Inventory levels down 3% versus 2021 and down 18% versus 2019, reflecting disciplined controls

Q4 2022 diluted EPS of $1.83 and Adjusted diluted EPS of $1.88; FY 2022 diluted EPS of $4.19 and Adjusted diluted EPS of $4.48

Strong balance sheet with ample liquidity and no near-term material debt maturities provides flexibility to navigate macroeconomic uncertainty

NEW YORK —March 2, 2023— Macy’s, Inc. (NYSE: M) today reported financial results for the fourth quarter and fiscal 2022 and provided fiscal 2023 guidance.

“We successfully navigated 2022 from a position of financial and operational strength. Despite an increasingly volatile macroeconomic climate, through the ongoing execution of our Polaris strategy, we remained agile, pivoted to meet customer demand and elevated our approach to inventory management,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “In the fourth quarter, we benefited from our disciplined inventory approach and compelling gift-giving strategy, which allowed us to provide fresh fashion and style at great values for all our customers. We were competitive but measured in our promotions, took strategic markdowns and intentionally did not chase unprofitable sales. As we look to 2023 and beyond, we believe our five growth vectors which include our private brands reimagination, off-mall expansion, online marketplace, luxury brands acceleration and personalized offers and communication will further solidify our modern department store positioning.”

Added Adrian Mitchell, chief financial officer, “We have built a solid foundation for long-term, profitable growth through enterprise-wide investments in our supply chain, data and analytics, pricing science, digital and technology which have enabled our operations and talented teams to become more efficient and flexible. Looking ahead, we will continue to take a balanced approach to expense management and capital allocation. With an ongoing focus on maintaining our financial health and strong balance sheet, we will make disciplined investments to drive growth while returning capital to shareholders.”

Fourth Quarter 2022 Highlights

Comparisons are to fourth quarter 2021 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance given the impact of the COVID-19 pandemic.

•Diluted earnings per share of $1.83 and Adjusted diluted earnings per share of $1.88, which includes a $46 million discrete income tax benefit, or $0.17 per share, related to the favorable resolution of a state income tax litigation.
◦This compares to diluted earnings per share of $2.44 and Adjusted diluted earnings per share of $2.45 in the fourth quarter of 2021.
◦This compares to diluted earnings per share of $1.09 and Adjusted diluted earnings per share of $2.12 in the fourth quarter of 2019.

•Net sales of $8.3 billion, down 4.6% versus the fourth quarter of 2021; down 0.9% versus the fourth quarter of 2019.
◦Digital sales decreased 9% versus the fourth quarter of 2021; up 24% versus the fourth quarter of 2019.
◦Brick-and-mortar sales decreased 2% versus the fourth quarter of 2021; down 11% versus the fourth quarter of 2019. The comparison to 2019 is impacted by store closures, including approximately 80 Macy’s full-line stores.

•Comparable sales down 3.3% on an owned basis and down 2.7% on an owned-plus-licensed basis versus the fourth quarter of 2021; up 3.1% and up 3.3%, respectively, versus the fourth quarter of 2019.

•Highlights of the company's nameplates include:
◦Macy’s comparable sales were down 3.9% on an owned basis and down 3.3%, on an owned-plus-licensed basis.
▪Performance year-over-year primarily reflects the impacts of macroeconomic pressures on the consumer in conjunction with a lack of government stimulus benefits and a heightened competitive retail environment driven by industry-wide inventory surpluses.
▪Experienced sales strength in gifting and occasion-based categories, including beauty, men’s tailored apparel, dresses and shoes, while sales in active, casual and soft home declined versus the prior year.
◦Bloomingdale’s comparable sales were up 1.2% on an owned basis and up 0.6% on an owned-plus-licensed basis.
▪Beauty, women’s and men’s apparel in both contemporary and dressy performed well partially offset by weakness in handbags and textiles.
◦Bluemercury comparable sales were up 7.2% on an owned basis.
▪Results were driven by strength in skincare and color, strategic partnerships and its new initiative The Cache, an incubator platform that curates the latest undiscovered, emerging, and cutting-edge brands.

•Gross margin for the quarter was 34.1%, down from 36.5% in the fourth quarter of 2021.
◦Merchandise margin declined largely due to planned markdowns and promotions, which were higher relative to last year, when inventory constraints in the industry led to low promotional levels and robust full-price sell-throughs. The higher level of markdowns and promotions was reflective of both the company’s commitment to end 2022 with inventories at the right level and composition, as well as its response to the competitive retail environment.
◦Delivery expense as a percent of net sales was 60 basis points lower than the prior year due to a 200 basis points decline in digital penetration combined with lower peak delivery surcharges.

•Selling, general and administrative (“SG&A”) expense of $2.4 billion, a $30 million decrease from the fourth quarter of 2021.
◦SG&A expense as a percent of sales was 29.0%, 100 basis points higher compared to the fourth quarter of 2021 and an improvement of 110 basis points from the fourth quarter of 2019.
◦The company has been investing in its colleagues to remain competitive and attract the best talent, while simultaneously remaining disciplined in its SG&A expense productivity efforts.

•Net credit card revenue of $262 million, down $2 million.
◦Represented 3.2% of sales, 20 basis points higher than the fourth quarter of 2021.
◦Performance primarily driven by lower-than-expected bad debt levels and larger balances within the portfolio.

Full-Year 2022 Highlights
Comparisons are to full-year 2021 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance given the impact of the COVID-19 pandemic.

•Diluted earnings per share of $4.19 and Adjusted diluted earnings per share of $4.48.
◦This compares to a diluted earnings per share of $4.55 and an Adjusted diluted earnings per share of $5.31 in 2021.
◦This compares to diluted earnings per share of $1.81 and Adjusted diluted earnings per share of $2.91 in 2019.

•Net sales of $24.4 billion, down 0.1% versus 2021; down 0.5% versus 2019.
◦Digital sales decreased 6% versus 2021; up 31% versus 2019.
◦Brick-and-mortar sales increased 3% versus 2021; down 11% versus 2019.

•Comparable sales up 0.3% on an owned basis and up 0.6% on an owned-plus-licensed basis versus 2021; up 3.5% and up 3.7%, respectively, versus 2019.

•Customer count for the company’s nameplates totaled:
◦42.7 million active customers shopped the Macy’s brand, a 4% decrease compared to the prior year.
▪Star Rewards program members made up approximately 70% of the total Macy's brand owned-plus-licensed sales, up approximately 1 percentage point versus the prior year.
◦4.1 million active customers shopped the Bloomingdale’s brand, a 5% increase compared to the prior year.
▪Strength in luxury coupled with its 150th Anniversary activation and consistent customer engagement supported a banner year for the nameplate.
◦Approximately 662,000 active customers shopped the Bluemercury brand, a 12% increase compared to the prior year.

•Gross margin for the year was 37.4%, down from 38.9% in 2021.
◦Merchandise margin declined largely due to planned markdowns and promotions, which were higher year-over-year as a result of the impact in the shift of consumer demand from pandemic-related categories like active, casual and soft home to occasion-based categories including dresses, tailored clothing, fragrances and luggage. Elevated industry-wide inventory levels also contributed to a heightened competitive retail landscape.
◦Delivery expense as a percent of net sales decreased 30 basis points from 2021 primarily due to lower digital penetration.

•Inventory turnover for the year decreased approximately 4% versus 2021 and increased approximately 15% over 2019.
◦Inventory was down approximately 3% and approximately 18% versus 2021 and 2019, respectively.
◦Inventory productivity was driven by a culmination of disciplined inventory management, strategic use of data analytics, the alignment of its merchandising team and the successful integration and modernization of its supply chain.
◦Inventory productivity continues to be a focus for the company in 2023 and beyond.

•SG&A expense of $8.3 billion, a $270 million increase from 2021.
◦SG&A expense as a percent of sales was 34.0%, 110 basis points higher than 2021 and an improvement of 260 basis points from 2019.
◦The prior year benefited from a significant number of open positions due to the tight labor market. The positions have since largely been filled.
◦Additionally, the company made investments in talent including increasing minimum wage for store and distribution center colleagues and has been adjusting colleague compensation to remain competitive and attract the best talent.

•Net credit card revenue of $863 million, up $31 million from 2021.
◦Represented 3.5% of sales, 10 basis points higher than 2021.
◦Performance driven by lower-than-expected bad debt levels, larger balances within the portfolio as well as higher-than-expected spend on co-brand credit cards.

Financial Highlights

All amounts in millions except percentages and per share figures	Fourth Quarter		Full Year
	2022	2021	2022	2021
Net sales	$8,264	$8,665	$24,442	$24,460
Comparable Sales versus 2021
Owned	(3.3%)		0.3%
Owned plus licensed	(2.7%)		0.6%
Comparable Sales versus 2019
Owned	3.1%		3.5%
Owned plus licensed	3.3%		3.7%
Net Income	$508	$742	$1,177	$1,430
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$887	$1,232	$2,568	$3,194
Diluted earnings per share (EPS)	$1.83	$2.44	$4.19	$4.55
Adjusted Net income	$524	$745	$1,259	$1,668
Adjusted EBITDA	$910	$1,247	$2,648	$3,320
Adjusted Diluted EPS	$1.88	$2.45	$4.48	$5.31

2023 Guidance
Macy’s, Inc. anticipates that the heightened level of uncertainty within the macroeconomic environment will continue in 2023. The company is taking a prudent approach to its outlook, which reflects the potential differences in the severity and duration of macroeconomic headwinds, offset by how the business can respond. The full outlook for 2023, presented on a 53-week basis unless otherwise noted, can be found in the presentation posted to macysinc.com/investors.

Fiscal 2023
Net sales	$23.7 billion to $24.2 billion down 3% to down 1% versus 2022
Comparable owned plus licensed sales change (52 week basis)	Down 4% to down 2% versus 2022
Adjusted diluted earnings per share*	$3.67 - $4.11
*Adjusted diluted EPS does not consider the impact of any potential future share repurchase associated with the company’s current share repurchase authorization.

The company does not provide reconciliations of the forward-looking non-GAAP measures of comparable owned plus licensed sales change and adjusted diluted earnings per share to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. See Important Information Regarding Financial Measures.

Conference Call and Webcasts
A webcast of Macy's, Inc.’s call with analysts and investors to report its fourth quarter and full-year 2022 sales and earnings will be held today (March 2, 2023) at 8:00 a.m. ET. Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. To participate in the call, analysts and investors may call 1-877-407-0832. A replay of the conference call will be available on the company’s website or by calling 1-877-660-6853, using passcode 13736202, about three hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Important Information Regarding Financial Measures
Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.
At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies or achieve expectations related to environmental, social, and governance matters, and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 29, 2022. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media – Chris Grams
communications@macys.com
Investors – Pamela Quintiliano
investors@macys.com

MACY’S, INC.
Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended January 28, 2023		13 Weeks Ended January 29, 2022
	$	% to Net sales	$	% to Net sales
Net sales	$8,264		$8,665
Credit card revenues, net	262	3.2%	264	3.0%
Cost of sales	(5,450)	(65.9%)	(5,506)	(63.5%)
Selling, general and administrative expenses	(2,399)	(29.0%)	(2,429)	(28.0%)
Gains on sale of real estate	15	0.2%	30	0.3%
Impairment, restructuring and other costs	(16)	(0.2%)	(9)	(0.1)
Operating income	676	8.2%	1,015	11.7%
Benefit plan income (expense), net	(1)		17
Settlement charges	(7)		(6)
Interest expense, net	(31)		(44)
Income before income taxes	637		982
Federal, state and local income tax expense (Note 1)	(129)		(240)
Net income	$508		$742
Basic earnings per share	$1.87		$2.50
Diluted earnings per share	$1.83		$2.44
Average common shares:
Basic	272.2		296.5
Diluted	278.5		304.8
End of period common shares outstanding	271.3		292.4
Supplemental Financial Measures:
Gross Margin (Note 2)	$2,814	34.1%	$3,159	36.5%
Depreciation and amortization expense	$219		$206

MACY’S, INC.
Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)

	52 Weeks Ended January 28, 2023		52 Weeks Ended January 29, 2022
	$	% to Net sales	$	% to Net sales
Net sales	$24,442		$24,460
Credit card revenues, net	863	3.5%	832	3.4%
Cost of sales	(15,306)	(62.6%)	(14,956)	(61.1%)
Selling, general and administrative expenses	(8,317)	(34.0%)	(8,047)	(32.9%)
Gains on sale of real estate	89	0.4%	91	0.4%
Impairment, restructuring and other costs	(41)	(0.2%)	(30)	(0.1%)
Operating income	1,730	7.1%	2,350	9.6%
Benefit plan income, net	20		66
Settlement charges	(39)		(96)
Interest expense, net	(162)		(255)
Losses on early retirement of debt	(31)		(199)
Income before income taxes	1,518		1,866
Federal, state and local income tax expense (Note 1)	(341)		(436)
Net income	$1,177		$1,430
Basic earnings per share	$4.28		$4.66
Diluted earnings per share	$4.19		$4.55
Average common shares:
Basic	274.7		306.8
Diluted	281.1		314.0
End of period common shares outstanding	271.3		292.4
Supplemental Financial Measures:
Gross Margin (Note 2)	$9,136	37.4%	$9,504	38.9%
Depreciation and amortization expense	$857		$874

MACY’S, INC.
Consolidated Balance Sheets (Unaudited)
(millions)

	January 28, 2023	January 29, 2022
ASSETS:
Current Assets:
Cash and cash equivalents	$862	$1,712
Receivables	300	297
Merchandise inventories	4,267	4,383
Prepaid expenses and other current assets	424	366
Total Current Assets	5,853	6,758
Property and Equipment – net	5,913	5,665
Right of Use Assets	2,683	2,808
Goodwill	828	828
Other Intangible Assets – net	432	435
Other Assets	1,157	1,096
Total Assets	$16,866	$17,590
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Merchandise accounts payable	$2,053	$2,222
Accounts payable and accrued liabilities	2,750	3,086
Income taxes	58	108
Total Current Liabilities	4,861	5,416
Long-Term Debt	2,996	3,295
Long-Term Lease Liabilities	2,963	3,098
Deferred Income Taxes	947	983
Other Liabilities	1,017	1,177
Shareholders' Equity	4,082	3,621
Total Liabilities and Shareholders’ Equity	$16,866	$17,590

MACY’S, INC.
Consolidated Statements of Cash Flows (Unaudited) (Note 3)
(millions)

	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Cash flows from operating activities:
Net income	$1,177	$1,430
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	41	30
Settlement charges	39	96
Depreciation and amortization	857	874
Benefit plans	17	34
Stock-based compensation expense	54	55
Gains on sale of real estate	(89)	(91)
Deferred income taxes	(38)	19
Amortization of financing costs and premium on acquired debt	11	70
Changes in assets and liabilities:
Increase in receivables	(3)	(21)
(Increase) decrease in merchandise inventories	116	(610)
Increase in prepaid expenses and other current assets	(66)	(39)
Increase (decrease) in merchandise accounts payable	(129)	218
Increase (decrease) in accounts payable and accrued liabilities	(174)	245
Increase (decrease) in current income taxes	(75)	588
Change in other assets and liabilities	(123)	(186)
Net cash provided by operating activities	1,615	2,712
Cash flows from investing activities:
Purchase of property and equipment	(888)	(354)
Capitalized software	(407)	(243)
Disposition of property and equipment	137	164
Other, net	(11)	63
Net cash used by investing activities	(1,169)	(370)
Cash flows from financing activities:
Debt issued	2,809	1,085
Debt issuance costs	(21)	(9)
Debt repaid	(3,100)	(2,699)
Debt repurchase premium and expenses	(29)	(152)
Dividends paid	(173)	(90)
Decrease in outstanding checks	(181)	(23)
Acquisition of treasury stock	(601)	(500)
Issuance of common stock	—	7
Net cash used by financing activities	(1,296)	(2,381)
Net decrease in cash, cash equivalents and restricted cash	(850)	(39)
Cash, cash equivalents and restricted cash beginning of period	1,715	1,754
Cash, cash equivalents and restricted cash end of period	$865	$1,715

MACY’S, INC.
Consolidated Financial Statements (Unaudited)
Notes:
(1)Income tax expense of $129 million and $341 million, or 20.3% and 22.5% of pretax income, for the 13 and 52 weeks ended January 28, 2023, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the impact of state and local taxes and the benefit of state tax settlements.

Income tax expense of $240 million and $436 million, or 24.3% and 23.4% of pretax income, for the 13 and 52 weeks ended January 29, 2022, reflected a different effective tax rate as compared to the company's federal income tax statutory rate of 21% primarily by the impact of state and local taxes.
(2)Gross margin is defined as net sales less cost of sales.
(3)Restricted cash of $3 million has been included with cash and cash equivalents for the 52 weeks ended January 28, 2023 and January 29, 2022.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.
The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted diluted earnings per share and comparable sales on an owned plus licensed basis to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.
Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)
Changes in Comparable Sales - 13 Weeks Ended January 28, 2023

	Comparable Sales vs. 13 Weeks Ended January 29, 2022
	Macy’s, Inc.	Macy’s	Bloomingdale’s	Bluemercury
Increase (decrease) in comparable sales on an owned basis (Note 4)	(3.3)%	(3.9)%	1.2%	7.2%
Comparable sales impact of departments licensed to third parties (Note 5)	0.6%	0.6%	(0.6)%	—%
Increase (decrease) in comparable sales on an owned plus licensed basis	(2.7)%	(3.3)%	0.6%	7.2%

Comparable Sales vs. 13 Weeks Ended February 1, 2020
Macy’s, Inc.
Increase in comparable sales on an owned basis (Note 4)	3.1%
Comparable sales impact of departments licensed to third parties (Note 5)	0.2%
Increase in comparable sales on an owned plus licensed basis	3.3%

Changes in Comparable Sales - 52 Weeks Ended January 28, 2023

	Comparable Sales vs. 52 Weeks Ended January 29, 2022	Comparable Sales vs. 52 Weeks Ended February 1, 2020
	Macy’s, Inc.
Increase in comparable sales on an owned basis (Note 4)	0.3%	3.5%
Comparable sales impact of departments licensed to third parties (Note 5)	0.3%	0.2%
Increase in comparable sales on an owned plus licensed basis	0.6%	3.7%
Notes:
(4)Represents the period-to-period percentage change in net sales from stores in operation during the 13 and 52 weeks ended January 28, 2023, and the 13 and 52 weeks ended January 29, 2022 and February 1, 2020, respectively. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties. Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.
(5)Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales. The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis). The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:
•EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•Adjusted net income is reconciled to GAAP net income.
•Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.
EBITDA and Adjusted EBITDA

	13 Weeks Ended January 28, 2023	13 Weeks Ended January 29, 2022
Net income	$508	$742
Interest expense, net	31	44
Federal, state and local income tax expense	129	240
Depreciation and amortization	219	206
EBITDA	887	1,232
Impairment, restructuring and other costs	16	9
Settlement charges	7	6
Adjusted EBITDA	$910	$1,247

	52 Weeks Ended January 28, 2023	52 Weeks Ended January 29, 2022
Net income	$1,177	$1,430
Interest expense, net	162	255
Losses on early retirement of debt	31	199
Federal, state and local income tax expense	341	436
Depreciation and amortization	857	874
EBITDA	2,568	3,194
Impairment, restructuring and other costs	41	30
Settlement charges	39	96
Adjusted EBITDA	$2,648	$3,320

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended January 28, 2023		13 Weeks Ended January 29, 2022		13 Weeks Ended February 1, 2020
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$508	$1.83	$742	$2.44	$340	$1.09
Impairment, restructuring and other costs	16	0.06	9	0.03	337	1.08
Settlement charges	7	0.02	6	0.02	46	0.15
Losses on early retirement of debt	—	—	—	—	30	0.10
Income tax impact of certain items identified above	(7)	(0.03)	(12)	(0.04)	(92)	(0.30)
As adjusted to exclude certain items above	$524	$1.88	$745	$2.45	$661	$2.12

	52 Weeks Ended January 28, 2023		52 Weeks Ended January 29, 2022		52 Weeks Ended February 1, 2020
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
As reported	$1,177	$4.19	$1,430	$4.55	$564	$1.81
Impairment, restructuring and other costs	41	0.15	30	0.10	354	1.13
Settlement charges	39	0.14	96	0.31	58	0.19
Losses on early retirement of debt	31	0.11	199	0.63	30	0.10
Income tax impact of certain items identified above	(29)	(0.11)	(87)	(0.28)	(100)	(0.32)
As adjusted to exclude certain items above	$1,259	$4.48	$1,668	$5.31	$906	$2.91